EXHIBIT 99.1
1400 N. 15th Street
Immokalee, FL 34142
Ph: 239-657-3171
Fax: 239-657-8482

PRESS RELEASE

SUBJECT: Florida Community Banks, Inc. 2006 Earnings
Date: February 6, 2007

Florida Community Banks, Inc.
2006 Earnings

Florida Community Banks, Inc. reported that unaudited net income increased 27.05% in 2006 compared to 2005. Net income was $23,146,069 ($3.47 per diluted share) for the year ending December 31, 2006 compared to $18,218,031 ($2.74 per diluted share) during 2005.
CEO Stephen L. Price stated, “The significant increase in net income was a direct result of improved net interest income caused by higher loan volume and keeping the growth of our cost of funds as low as possible. In addition, the bank has done a good job controlling the growth in non-interest expenses.” Price further stated “Florida Community Bank is different from most banks. Headquartered in Southwest Florida for the past 83 years, we expect to continue building long term relationships with our customers. Many banks that call themselves community banks today are recently formed and have as their goal to simply grow an asset base so they can sell their customers to a larger bank, take their profits, and walk away. They often do not operate profitably, because they expect to make their profits when they sell their customers to a larger out of state bank. Florida Community Bank is consistently one of the highest performing banks in Florida because it has a strategy to improve earnings every year so the bank will continue to be owned by shareholders in the local community.”
Florida Community Banks, Inc. is a $1.017 billion commercial bank holding company, which specializes in commercial lending and has been serving SW Florida for over 80 years, with offices in Hendry, Collier, Lee, and Charlotte counties. The Company’s 6,591,387 shares of outstanding stock are owned by more than 1,000 shareholders predominantly residing in the four counties served by the company. Florida Community Banks, Inc. corporate headquarters is located in Immokalee, Florida.